CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

First Trust Bank

Charlotte, North Carolina

We consent to the use of our report dated March 22, 2012, with respect to the statements of financial condition of First Trust Bank as of December 31, 2011 and 2010, and the related statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2011, which is included in this Amendment No. 1 to Registration Statement on Form S-4 and to the reference to our firm under the caption “Experts” in the registration statement.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina

October 16, 2012